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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
InnerDyne, Inc.:

     We consent to incorporation by reference in Registration Statements No. 33-49628, 33-80022, 33-80032 and 333-07859 on Forms S-8 and Registration
Statements No. 33-96266 and 333-12801 on Form S-3 of InnerDyne, Inc. of our report dated January 29, 1997, relating to the balance sheets of InnerDyne, Inc. as of December 31, 1996 and 1995, and the related statements of operations, cash flows, and statements of stockholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in this Form 10-K of InnerDyne, Inc.

                              KPMG Peat Marwick LLP

San Francisco, California
March 28, 1997